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                                                Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 5 to the Form S-3 Registration Statement (File No. 333-11699) of Sun Life Assurance Company of Canada (U.S.) of our report dated February 7, 2001 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2000.

We also consent to the references to us under the heading "Accountants" and "Appendix B - Condensed Financial Information - Accumulation Unit Values" appearing in the Prospectuses for Regatta Classic Fixed and Variable Annuity and Futurity Focus Fixed and Variable Annuity, which are a part of this Registration Statement.




DELOITTE & TOUCHE LLP
Boston, Massachusetts

April 6, 2001